Exhibit 11.6

Vedanta Limited

(Formerly known as Sesa Sterlite Ltd.)

CODE OF BUSINESS CONDUCT AND ETHICS

Document Name	Code of Business Conduct and Ethics

Company	Vedanta Limited

Prepared by	Corporate Secretarial

Version & Last Updated on	October, 2016

Contents

1.	HOW WE WORK	3

2.	VEDANTA LIMITED CODE OF BUSINESS CONDUCT	5

3.	COMPLIANCE WITH LAWS AND REGULATIONS	8

4.	HEALTH, SAFETY AND ENVIRONMENT	11

5.	COMPLIANCE WITH INSIDER TRADING LAWS	12

6.	WHISTLE BLOWER POLICY	13

7.	CORPORATE OPPORTUNITIES	17

8.	COMPETITION AND FAIR DEALING	18

9.	CONFLICTS OF INTEREST	21

10.	GIFTS AND ENTERTAINMENT	23

11.	PROTECTION AND USE OF COMPANY ASSETS	24

12.	INFORMATION MANAGEMENT	25

13.	EXTERNAL COMMUNICATIONS	27

14.	CORPORATE SOCIAL RESPONSIBILITY	30

15.	WAIVERS OF THE CODE	30

1. HOW WE WORK

Uncompromising business ethics are an integral part of the Company‘s values and of our way of doing business. The manner in which we conduct ourselves day to day with our colleagues, our customers, our shareholders, our competitors, our neighbouring communities and our suppliers, forms the basis of our reputation as an ethical Group. Our customers and other stakeholders expect us to maintain the highest ethical standards, to fulfill our commitments and to act with complete integrity towards all our commitments. We must endeavor to live up to our reputation and stakeholder expectations by making sure that our actions and policies are not only legal, but also in line with the highest levels of business ethics and personal integrity.

Vedanta - Core Values

Trust /Entrepreneurship / Innovation /Excellence / Integrity /Respect/Care

Trust: We actively foster a culture of mutual trust in our interactions with our stakeholders and encourage an open dialogue which ensures mutual respect.

Entrepreneurship: At Vedanta, our people are our most important assets. We actively encourage their development and support them in pursuing their goals.

Innovation: We embrace a conducive environment for encouraging innovation that leads to a Zero harm environment and exemplifying optimal utilization of natural resources, improved efficiencies and recoveries of by-products.

Excellence: Our primary focus is delivering value of the highest standard to our stakeholders. We are constantly motivated on improving our costs and improving our quality of production in each of our business through a culture of best practice benchmarking.

Integrity: We place utmost importance to engaging ethically and transparently with all our stakeholders, taking accountability of our actions to maintain the highest standards of professionalism and complying with international policies and procedures.

Respect: We lay consistent emphasis on Human Rights, respect the principle of free, prior, informed consent, while our engagements with stakeholders give local communities the opportunity to voice their opinions and concerns.

Care: As we continue to grow, we are committed to the triple bottom line of People, Planet and Prosperity to create a sustainable future in a zero harm environment for our communities.

Vedanta - Core Purposes

Vedanta is a globally diversified natural resources company with low cost operations. We empower our people to drive excellence and innovation to create value for our stakeholders. We demonstrate world-class standards of governance, safety, sustainability and social responsibility.

Navin Agarwal Chairman, Vedanta Limited	Tom Albanese CEO, Vedanta Limited

2. VEDANTA LIMITED CODE OF BUSINESS CONDUCT

The Vedanta Limited Code of Business Conduct & Ethics (‘Code of Conduct’ or ‘Code’) contains general guidelines for conducting the business of the Company, consistent with the highest standards of business ethics. This Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations.

This Code applies to all directors, officers and employees of the Company and its subsidiaries (which, unless the context otherwise requires, are collectively referred to in this code as the “Company”). We refer to all persons covered by this Code, including directors, officers and employees, as “Company employees” or simply “employees.” We also refer to our Chief Executive Officer, our Chief Financial Officer and our principal accounting officers and controllers as our “principal financial officers.” The Code also covers the ‘Duties of Independent Directors‘ as annexed in Annexure-1 to this Code and as prescribed in Schedule –IV to the Companies Act, 2013.

The Code expresses the principles of our business ethics and is intended to assist all employees in meeting the high standards of personal and professional integrity required of them. Strict adherence to the provisions of this Code is a condition of employment.

The Code is an important part of the Company‘s Mission & Values, where we highlight principles and standards for our global business conduct. The Company expects all its employees to uphold the highest standards of ethical behavior and integrity. We believe that ethical and economic values are interdependent and that the business community must always strive to operate within the accepted norms established by national and international authorities.

The Code guides our behavior and helps us to promote:

•	Honest and ethical conduct and the ethical handling of conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to relevant authorities and in other public communications;

•	Compliance with applicable governmental laws, rules and regulations;

•	Prompt internal reporting to an appropriate person or persons identified in this Code;

•	Conduct and Behaviour of employees towards women employees. Employees are expected to respect women professionals and employees and not to sexual or otherwise harass them by their conduct. This is covered in detail under the ‘Sexual Harassment Prohibition Policy’ of the Company.

•	Accountability for adherence to this Code.

High business ethics and integrity by letter and spirit ensures our credibility. The Company demands the highest standards in carrying out its business activities.

The Company and its employees must conform to the Code. All Company managers should take an active role in implementation and ensuring that the Code is communicated and kept alive under all circumstances.

The Company and its employees shall conform to the relevant laws and regulations of the countries in which they operate and fulfill their obligations in a reliable manner. They must insist on honesty and fairness in all aspects of their business and expect the same from their partners. In any situation not governed by statute or explicit regulations, or where the law is ambiguous or conflicting, the Company‘s affairs will be conducted in accordance with its high standard of business practice.

Breaches of the law, regulations or the Company‘s standards are not justified by the pursuit of profit and activities are not made acceptable merely by the practice of competitors or others in the market. The Company shall also responsibly comply with the business principles guiding its activities and relationships worldwide.

Guidelines

•	Apply “zero tolerance” in assuring strict adherence to local and international laws and regulations as well as to the Company‘s ethical standards.

•	Ensure all Company business transactions are fully and fairly recorded according to the Company’s accounting principles.

•	Ensure continuous training and awareness for employees on how to handle ethical issues, as well as timely advice and guidance.

•	Regularly monitor ethical conduct and ensure that accessible systems are in place for employees or others to report potential violations.

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company‘s ethical standards, seek help. We encourage you to contact your supervisor for help first.

If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Secretarial/Legal Department. You may also seek help from or submit information to the Company by writing to the Company at the email address sgl.whistleblower@vedanta.co.in. You may remain anonymous and will not be required to reveal your identity in your communication to the Company.

Violating the Code

It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms.

The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Reporting Violations of the Code

Each employee is responsible for ensuring that his or her conduct and the conduct of anyone reporting to the employee fully comply with the policies governing the Company’s business dealings. Compliances, both personal and by subordinates, will be a factor in periodic performance appraisals.

All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the Secretarial / Legal Department, which will work with you and your supervisor to investigate your concern.

If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Secretarial / Legal Department directly. You may also report known or suspected violations of the Code to the Company at the email address “sgl.whistleblower@vedanta.co.in.” Employees submitting this information need not leave their name or other personal information and reasonable efforts will be used to conduct the investigation that follows from the report from an employee in a manner that protects the confidentiality and anonymity of the employee submitting the report.

All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Secretarial / Legal Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern.

In addition, the Company’s Audit Committee has adopted specific “whistleblowing” policies and procedures relating to the complaint and investigation procedures for accounting, internal accounting controls, fraud or accounting matters. You may contact the Secretarial /Legal Department for a copy of these policies and procedures.

Policy against Retaliation

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

3. COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices (including the Foreign Corrupt Practices Act, see below), offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets.

You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Legal Department.

Human Rights

At Vedanta Limited, upholding people’s fundamental rights is central in our everyday business operations. At a minimum Vedanta Limited complies with all applicable local, state and national laws regarding human rights and workers‘ rights where the Company does business.

All our businesses are compliant with applicable regulations, strive to uphold all labour rights and are aligned with national and international regulations. All employees are required to comply with our Human Rights Policy.

The Company’s Human Rights Policy is aligned to the UN Guiding Principles on business and human rights and includes a ban on child or forced labour – either directly or through contract labour.

Anti-Bribery and Corruption

The Company and its employees shall not offer or provide an undue monetary or other advantage to any person or persons, including public officials, customers or employees, in violation of laws and the officials‘ legal duties in order to obtain or retain business.

Bribery is the offer, promise, giving, demanding or acceptance of an advantage as an inducement for an action which is illegal, unethical or a breach of trust.

The UK Bribery Act (“UKBA”) prohibits company and its associated persons from offering, promising or giving any financial or other advantage to bring about the improper performance by another person of a relevant function or activity, to influence a foreign public official in performance of his or her official functions with an intention to obtain or retain business or an advantage in the conduct of business. Further, receipt of bribe is also covered by the act and is an offence under it. Stated more concisely the UKBA prohibits payment and receipt of bribes directly or indirectly through associated person.

A “public official‘ includes anyone, whether elected or appointed, who performs public functions in any branch of national, local or municipal government anywhere in the world. It includes officials holding a legislative, administrative or judicial position of any kind. It also covers a person who exercises a public function, such as professionals working for public health agencies and officers in state owned enterprises”

U.S. Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the “FCPA”) prohibits the company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. Stated more concisely, the FCPA prohibits the payment of bribes, kickback or other inducements to foreign officials.

This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the company, up to and including termination of employment.

Please note that even Facilitation payments i.e. small or minor payments (whether in cash or as favours or benefits) made to secure or speed up routine legal government actions. Facilitation payments are considered bribes and prohibited under the UK Bribery Act. Therefore prohibited under this Code too.

Therefore it is important for employees to note that the Code prohibits any undue monetary or Facilitation payments, other advantage to any person or persons, including public officials, customers or employees, any Associated Persons, in violation of laws and the officials‘ legal duties in order to obtain or retain business.

Please also note that agreements with consultants, brokers, sponsors, agents or other intermediaries must not be used to channel payments to any person or persons, including public officials, customers or employees, to circumvent the Group‘s policies regarding bribery and corruption.

Fraud and Money Laundering

Vedanta Limited is committed to the elimination of fraud, to the rigorous investigation of any suspected cases of fraud and, where fraud or another criminal act is proven, to ensure that wrongdoers are appropriately dealt with.

Vedanta Limited also complies with the applicable money laundering regulations in each jurisdiction in which it operates and will co-operate fully with any investigation conducted by regulatory authorities involving potential money laundering by an employee, officer or director of the Group.

The Company is committed to the elimination of fraud, to the rigorous investigation of any suspected cases of fraud and, where fraud or another criminal act is proven, to ensure that wrongdoers are appropriately dealt with.

Political Contributions and Religious affiliations

The Company respects the right of every employee to have political and religious beliefs and affiliations that are legal and permitted by law. However, all political and religious issues are personal in nature and cannot be done in office time, on office premises or involve office colleagues’

You must not:

•	Use Company’s time, money or resources to support or encourage political activities.

•	Solicit contributions for any religious or political activity or conduct any such activity in the office premises. However, offices may celebrate a few well known festivals like Christmas, Diwali etc. or in which all employees are invited to participate.

•	Contribute Company funds for any political purpose without authority from the board.

•	Seek public elated office without prior permission

•	Undertake or participate in any political or religious propaganda within the office premises.

•	Join or be a member of any banned or extremist outfit.

Specifically no funds or assets of the Group may be contributed to any political party or organization or to any individual who either holds public office or is a candidate for public office except where such a contribution is permitted by applicable law and has been authorised by the Chairman or the Board of Directors.

In addition, neither the Company nor any of its subsidiaries may under any circumstances make donations or contributions to political organizations in the United Kingdom, United States or European Union. Should any such donations be contemplated by the Board of Directors, shareholder approval would be sought in advance.

4. HEALTH, SAFETY AND ENVIRONMENT

The health and safety of our employees and any other person who may be affected by the Company’s operations is of paramount importance. The Company is committed to using international standards on health and safety and to ensuring a ‘zero harm’ environment for our employees and contractors.

The key health and safety challenges our business faces are understood and the business approach to safety is tailored according to the challenges posed by the operations linked to extraction and processing, and the geographies in which they are situated.

The Company is committed to ensure complying with international best practices, with our processes mapped against international standards such as the IFC’s Performance Standards which are applied to the entire lifecycle of all our operations.

The Company and its employees shall act positively to prevent injury, ill health, damage and loss arising from its operations as well as to comply with all regulatory or other legal requirements pertaining to safety, health and the environment.

All employees are required to be aware of health, safety and environmental issues and to be familiar with applicable laws and the Company’s policies applicable to their areas of business/work and importantly be alert to report any unsafe or illegal activity that may jeopardize the safety and health of others at the work place.

Slavery and Human Trafficking

At Vedanta, we are committed in our approach to tackling modern slavery in our business and supply chain, consistent with the disclosure obligations under the UK Modern Slavery Act 2015. We expect the same high standards from all our contractors, suppliers and other business partners.

We are committed to ensuring that there is no use of forced, compulsory or trafficked labor or anyone held in slavery or servitude in any part of our business and we expect that our suppliers will apply the same high standards to their own organization and supply chain.

5. COMPLIANCE WITH INSIDER TRADING LAWS

The Company has an insider trading policy, which may be obtained from the Secretarial / Legal Department. The following is a summary of some of the general principles relevant to insider trading, and should be read in conjunction with the aforementioned specific policy.

Company employees are prohibited from trading in the shares or other securities of the Company while in possession of material, nonpublic information about the Company.

In addition, Company employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell shares or other securities of the Company on the basis of material, nonpublic information.

Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in the shares or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information.

Violation of insider trading laws can result in severe fines and criminal prosecution by the SEBI and disciplinary action by the Company, up to and including termination of employment.

Information is ‘non-public’ if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell shares or other securities.

As a rule of thumb, any information that would affect the value of shares or other securities should be considered material. Examples of information that is generally considered “material” include:

a)	Financial results or forecasts, or any information that indicates a company‘s financial results may exceed or fall short of forecasts or expectations;

b)	Important new products or services;

c)	Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

d)	Possible management changes or changes of control;

e)	Pending or contemplated public or private sales of debt or equity securities;

f)	Acquisition or loss of a significant customer or contract;

g)	Significant write-offs;

h)	Initiation or settlement of significant litigation; and

i)	Changes in the company’s auditors or a notification from its auditors that the company may no longer rely on the auditor‘s report.

j)	Information should be considered non-public if it has not been made generally available to the public for a reasonable period of time. Whenever there is any doubt whether information concerning a company is material or non-public, do not trade in the securities of such company.

k)	Questionable trading by members of your immediate family or by members of your personal household can, additionally, be your responsibility and give rise to legal and Company-imposed sanctions.

The golden rules are:

•	Maintain strict confidentiality of the information and refrain from dealing in the company’s securities for the entire relevant period.

•	Not discuss or disclose any confidential information to any person under any circumstances since such person may misuse the information to deal in the company shares.

•	Honor the “Silent period “as announced by the company every quarter and at other times.

•	Report any breach that you are aware of promptly to the company secretary.

•	Read and strictly comply with the company’s policy and the regulations on Insider Trading including obtaining prior approval for trading when required and disclosing trading forthwith to the Company Secretarial department.

6.	WHISTLE BLOWER POLICY

Complaint and Investigation Procedures for Accounting, Internal Accounting Controls, Fraud or Auditing Matters

The following procedures have been adopted by the Audit Committee of Vedanta Limited (‘Company’) to govern the receipt, retention, and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters, and to protect the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters.

These policies and procedures apply to and are available to all employees of the Company and its subsidiaries, Directors and all external stakeholders.

A) POLICY

It is the policy of the Company to treat complaints about accounting, internal accounting controls, auditing matters, or questionable financial practices (“Accounting Complaints”) seriously and expeditiously.

Employees will be given the opportunity to submit for review by the Company confidential and anonymous Accounting Complaints, including without limitation, the following:

•	Fraud against investors, securities fraud, mail or wire fraud, bank fraud, or fraudulent statements to the Securities and Exchange Board of India (the “SEBI”), the U.S. Securities and Exchange Commission (the “SEC”), the relevant stock exchanges, any other relevant authority or members of the investing public;

•	Violations of any rules and regulations applicable to the Company and related to accounting, internal accounting controls and auditing matters;

•	Intentional error or fraud in the preparation, review or audit of any financial statement of the Company; and

•	Significant deficiencies in or intentional noncompliance with the Company’s internal accounting controls.

If requested by the employee, the Company will protect the confidentiality and anonymity of the employee to the fullest extent possible, consistent with the need to conduct an adequate review. Vendors, customers, business partners and other parties external to the Company will also be given the opportunity to submit Accounting Complaints; however, the Company is not obligated to keep Accounting Complaints from non-employees confidential or to maintain the anonymity of non-employees.

Accounting Complaints will be reviewed under Audit Committee direction and oversight by the Company’s in-house general counsel (“General Counsel”), Internal Audit Manager or such other persons as the Audit Committee or General Counsel determines to be appropriate.

The Company will abide by all laws that prohibit retaliation against employees who lawfully submit complaints under these procedures. In the event that the Company contracts with a third party to handle complaints or any part of the complaint process, the third party will comply with these policies and procedures.

Vigil Mechanism

The Vigil Mechanism as envisaged in the Companies Act 2013, and the Rules prescribed is implemented through the Whistle Blower Policy of the Company will provide adequate safeguards against victimization of persons who use such mechanism and make provision for direct access to the Chairperson of the Audit Committee, in appropriate or exceptional cases.

B) PROCEDURES

Complaints and the Investigation Procedures

The following procedures have been adopted by the Audit Committee of Vedanta Limited (the “Company”) to govern the receipt, retention, and treatment of Complaints and to protect the confidential, anonymous reporting of the same.

These policies and procedures apply to and are available to all employees of the Company, its subsidiaries and all external stakeholders.

C) POLICY

Employees have the opportunity to submit / report ‘Complaints’ pertaining to the following areas such as:

i.	Fraud (an act of willful misrepresentation which would affect the interests of the concerned) against investors, securities fraud, mail or wire fraud, bank fraud, or fraudulent statements to the Securities and Exchange Board of India (the “SEBI”), the U.S. Securities and Exchange Commission (the “SEC”), the relevant stock exchanges, any other relevant authority or members of the investing public.

ii.	Violations of any rules and regulations applicable to the Company and related to accounting, internal accounting controls and auditing matters

iii.	Intentional error or fraud in the preparation, review or audit of any financial statement of the Company

iv.	Any violations to the Company’s ethical business practices as specified in the Company’s Code of Conduct policy

v.	Any other event which would affect the interests of the business

The Company will protect the confidentiality and anonymity of the complainant to the fullest extent possible with an objective to conduct an adequate review.

External stakeholders such as vendors, customers, business partners etc. have the opportunity to submit ‘Complaints’; however, the Company is not obligated to keep ‘Complaints’ from non-employees confidential or to maintain the anonymity of non-employees.

We encourage individuals sending ‘Complaints’ / raising any matter to identify themselves instead of sending anonymous ‘Complaints’ as it will assist in an effective complaint review process.

Post review, if the ‘Complaint’ is found to be have been made with mala fide intention, stringent action will be taken against the complainant. We encourage employees to report genuine ‘Complaints’ and those submitted in good faith.

D) PROCEDURES

Receipts of Complaints

All the ‘Complaints’ under this policy should be reported to the Group Head – Management Assurance, who is independent of operating management and businesses. The contact details are as follows:

Group Head – Management Assurance,

Vedanta, 75 Nehru Road

Vile Parle (E), Mumbai 400 099

Tel No. +91- 22 – 66461000

Fax No. +91- 22 – 66461450

‘Complaints’ can also be sent to the designated E-Mail ID: sgl.whistleblower@vedanta.co.in; the custodian of E-Mail ID will be Group Head – Management Assurance.

Complaints can also be registered on the web based portal (www.vedanta.ethicspoint.com) managed by Ethics Point or by calling on a toll free number (details provided on the portal).

If a ‘Complaint’ is received by any other executive of the Company, the same should be forwarded to the Group Head – Management Assurance at the above address.

Treatment of Complaints

1.	Head - Management Assurance shall review the ‘Complaint’, and may investigate it himself or may assign another employee, any committee, outside counsel, advisor, expert or third party service provider to investigate, or assist in investigating the ‘Complaint’. Head - Management Assurance may direct that any individual assigned to investigate a ‘Complaint’ work at the direction of or in conjunction with Head - Management Assurance or any other attorney in the course of the investigation.

2.	The person/persons against or in relation to whom the ‘Complaint’ is made shall cooperate with the investigator and have the right to provide their inputs during the investigation

3.	At least once in every six months and whenever else as deemed necessary, Head -Management Assurance shall submit a report to the Audit Committee and any other member of Company management that the Audit Committee directs to receive such report, that summarizes each ‘Complaint’ made within the last 12 months and shows specifically: (a) the complainant (unless anonymous, in which case the report will so indicate), (b) a description of the substance of the ‘Complaint’, (c) the status of the investigation, (d) any conclusions reached by the investigator, and (e) findings and recommendations.

Access to Reports and Records and Disclosure of Investigation Results

All reports and records associated with ‘Complaints’ are considered confidential information and access will be restricted to members of the Audit Committee, Group Head – Management Assurance and any other person as permitted by the Group Head – Management Assurance.

‘Complaints’ and any resulting investigations, reports or resulting actions will generally not be disclosed to the public except as required by any legal requirements or regulations or by any corporate policy in place at that time.

Retention of Records

All documents relating to such ‘Complaint’s made through the procedures outlined above shall be retained for at least five years from the date of the ‘Complaint’, after which the information may be destroyed unless the information may be relevant to any pending or potential litigation, inquiry, or investigation, in which case the information will be retained for the duration of that litigation, inquiry, or investigation and therefore as necessary.

Amendment to the policy

The Company reserves its right to amend or modify this Policy in whole or in part, at any time without assigning any reason whatsoever and the same will be posted on the Company’s website.

7. CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises.

If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity.

No employee may use corporate property, information or his or her position with the Company for personal gain or for any other person or entity’s gain, and no employee should compete with the Company or deprive the Company of any business opportunity or benefit which could be construed as related to any existing or reasonably anticipated future activity of the Company.

Employees who learn of such opportunity through their association with the Company may not disclose it to a third party or invest in the opportunity without first offering it to the Company.

Employees are prohibited from:

(1)	Taking for themselves personally opportunities that are discovered through the use of the Company’s property, information or position;

(2)	Using Company’s property, information or position for personal gain; or

(3)	Competing with the Company.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue.

Your supervisor will contact the Secretarial / Legal Department and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity.

If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

8. COMPETITION AND FAIR DEALING

All employees are obligated to deal fairly with fellow employees and with the Company’s customers, suppliers, competitors and other third parties. Employees should not take unfair advantage of anyone through manipulation, concealment, and abuse of privileged information, misrepresentation or any other unfair-dealing practice.

As an Employee, you must not:

•	Directly deal with, contact or engage with competitors that may create a potential conflict with the provisions of competition law.

•	Share or part with company specific information in an industry forum or enter into agreements with competitors on any matter unless you have consulted with the legal department in advance.

•	Enter into agreements that may be constructed as abuse of dominance or restrictive trade practices such as price fixation, exclusive tie in arrangements, limiting the supply of goods or services, collusive bid rigging or predatory pricing.

Compliance with all applicable laws and regulations is an absolute must and non-negotiable. The Company has a zero tolerance policy for breach of regulations and rules and expects every employee not only to be fully aware of all applicable laws but also to comply with the same in letter and spirit.

Relationships with Customers

Our business success depends upon our ability to foster lasting customer relationships. The Company is committed to dealing with customers fairly, honestly and with integrity.

The Company believes in exercising due care and diligence in establishing business relations with its customers and counter parties.

All employees must adhere to the key principle of customer identification. The identity of every customer must be established from a reliable identifying source or materials or documents.

Specifically, you should keep the following guidelines in mind when dealing with customers:

•	Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

•	Employees should not refuse to sell, service, or maintain products the Company has produced simply because a customer is buying products from another supplier.

•	Customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for, customer purchase decisions.

•	Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Suppliers

The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation, among other factors.

The Company has high stakes in the procurement of goods and services. We recognize that we need to manage this expenditure from social, ethical and environmental perspective by ensuring that our suppliers meet our high standards for responsible behavior. To achieve this aim, social, ethical and environmental considerations will become an integral part of how we evaluate and select our suppliers. There are two areas of focus for procurement activity:

Ethics

Our procurement processes aims to surface ethical issues. Where serious ethical issues are identified, supplier will be excluded from doing business with us.

Environment

Our procurement process will ensure that we take all possible steps to make sure our suppliers do not unnecessarily impact the environment in the way they produce, consume and dispose of materials.

We aim actively to ensure that due regard is given to each of these issues in every managed procurement by Vedanta Limited.

Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier‘s products and prices.

Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice. Please see ‘Gifts and Entertainment’ below for additional guidelines in this area.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws.

Such actions include misappropriation and/or misuse of a competitor‘s confidential information or making false statements about the competitor‘s business and business practices.

The Company and its employees shall under no circumstances engage in any anti-competitive practices such as illegal fixing of prices, sharing of markets or other actions which prevent, restrict or distort competition in violation of applicable anti-trust laws.

Relationships with stakeholders

Entity’s ability to conduct business is directly affected by government decision making, and it seeks to have open and constructive relationships with governments.

If you have contact with government officials during your work, or are asked to provide information in connection with a government or regulatory agency enquiry or investigation, you must make sure that any information you provide is truthful and accurate, and that Company’s legitimate interests are protected

Always be truthful, accurate, cooperative and courteous when dealing with government or regulatory agency officials. Notify and seek advice from your Legal representative if you receive a non-routine request from a government or regulatory agency official Stand firm against possible corruption. Never offer anything of value to obtain an actual or perceived improper advantage.

9. CONFLICTS OF INTEREST

An employee’s primary employment obligation is to the Company. The Company’s employees shall avoid entering into any situation in which their personal or financial interests may conflict with those of the Company.

General Principles

Business decisions and actions must be based on the best interests of the Company, and must not be motivated by personal considerations or relationships. Relationships with prospective or existing suppliers, contractors, customers, competitors or regulators must not affect our independent and sound judgment on behalf of the Company.

General guidelines to help employees better understand several of the most common examples of situations that may cause a conflict of interest are listed below. However, employees are required to disclose to the respective principal financial officers any situation that may be, or appears to be, a conflict of interest. When in doubt, it is best to disclose.

The Company expects from its employees a sound level of allegiance to the Company. This includes adherence to the noncompeting ethics by persons possessing significant confidential information.

Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s private interest interferes, or appears to interfere, with the interests of the Company as a whole.

You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

•	Outside Employment. No employee should be employed by, serve as a director of, or receive payments for services to a company that is a material customer, supplier, distributor or competitor of the Company without the advance approval of the Chairman of the Board (the “Chairman”) or the Board of Directors (the “Board”). Any outside activity must be strictly separated from employment by the Company and should not harm the Company’s interests, the business of the Company or job performance at the Company.

•	Improper Personal Benefits. No employee should seek or accept any material (as to him or her) payment, personal benefits or favors because of his or her position with the Company which might reasonably be believed to influence business transactions or which are not within the bounds of customary business hospitality. Please see “Gifts and Entertainment” below for additional guidelines in this area.

•	Financial Interests. Employees may not allow their investments to influence, or appear to influence, their independent judgment on behalf of the Company. The appearance of a conflict of interest is most likely to arise if an employee has an investment in a competitor, supplier, customer or distributor and his decision may have a business impact on this outside party. No employee should have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company. A “significant financial interest” means (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

•	Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

•	Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

•	Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee‘s objectivity in making decisions on behalf of the Company.

For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption. Employees may not seek to obtain special treatment from the Company for family members or friends or for businesses in which family members or friends have an interest.

For purposes of this Code, a company is a “material” customer if the company has made payments to the Company in the past year in excess of US$1,000,000 or 2% of the customer‘s gross revenues, whichever is greater.

A company is a ‘material’ supplier if the company has received payments from the Company in the past year in excess of US$1,000,000 or 2% of the supplier‘s gross revenues, whichever is greater.

A company is a ‘material’ competitor if the company competes in the Company’s line of business and has annual gross revenues from such line of business in excess of US$1,000,000.

If you are uncertain whether a particular company is a material customer, supplier or competitor, please contact the Secretarial / Legal Department for assistance.

Disclosure of Conflicts of Interest

The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the Secretarial / Legal Department.

Your supervisor and the Secretarial / Legal Department will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

Senior officers must disclose to the board of directors any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest.

10. GIFTS AND ENTERTAINMENT

Gifts

Generally it is not acceptable to exchange gifts with business partners/customers and authorities since this may imply influence or the potential to influence in favour of the employee/Company and compromise objectivity in decision making.

However the Company recognizes that it may be customary to receive and give nominal gifts to our business partners and colleagues on special occasions like marriages, celebrations etc. as long as such gift is within the norms of the Company’s gift policy and is not meant to influence decision making in any manner. Likewise entertainment incidental to normal course of business that is normal is also permitted.

Individuals should make every effort to refuse or return gifts having commercial value. Under exceptional circumstances if gifts are to be accepted then the same should be reported to the immediate superior and deposited with the Company Secretary. Perishable gift items may be distributed in office. Company Secretary should circulate details of such gifts to the Company CEO/ Unit Head on a bi-monthly basis.

a)	It is prohibited to offer loans, cash or personal cheques, gifts that may be illegal (anything offered to a government official in breach of local or international bribery laws) and gifts of an inappropriate nature. The test to be applied while giving gifts is whether they could be intended, or even be reasonably interpreted, as a reward or encouragement or inducement for a favor or for preferential treatment. If the answer is yes, the gifts are prohibited.

b)	Never personally pay for a gift in order to avoid complying with entity’s code of conduct

c)	Never offer gifts from any entity involved in a bid or tender with entity.

Entertainment

Bona fide hospitality and promotional, or other business expenditure which seeks to improve the image of a commercial organization, better to present products and services, or establish cordial relations, is recognized as an established and important part of doing business.

It is your responsibility to use good judgment in this area. As a general rule, you may give or receive entertainment to or from customers or suppliers only if the entertainment would not be viewed as an inducement to or reward for any particular business decision. Therefore the sums informed in this regard must be nominal.

Entertainment expenses should be properly accounted for on expense reports.

This policy should be following in letter and spirit.

For further guidance you should contact the Company Secretary / HR Head.

11. PROTECTION AND USE OF COMPANY ASSETS

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability.

The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

•	Exercise reasonable care to prevent theft, damage or misuse of Company property.

•	Report the actual or suspected theft, damage or misuse of Company property to a supervisor.

•	Use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes.

•	Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

•	Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems.

Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

12. INFORMATION MANAGEMENT

Employees have access to a variety of confidential information while employed at the Company. An employee is required to keep confidential or not to disclose or use the confidential information belonging to the Company or belonging to a third party which has been received by the Company pursuant to a confidentiality agreement or received by the Company in circumstances where it is clear or evident that the information is proprietary and confidential.

Furthermore, employees shall comply with the terms of all confidentiality or other agreements relating to information received from third parties. The foregoing shall not apply where the disclosure is made with the written consent of the Company or where law requires the disclosure.

Such confidential information must be given up to the Company when the employee leaves the Company’s employment.

Confidential information includes all information that is internally generated by the Company concerning the business of the Company. It may also include information obtained from sources outside the Company, including information about other companies or their securities.

Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers.

The following is a non-exclusive list of confidential information:

(a)	The financial and sales results of the Company, before they are in the public domain.

(b)	Trade secrets, including any business or technical information, such as formulae, recipes, process, research programs or information that is valuable because it is not generally known.

(c)	Any invention or process developed by an employee using the Company’s facilities or trade secret information resulting from any work for the Company, or relating to the Company’s business.

(d)	Proprietary information such as customer sales lists and customers‘ confidential information.

(e)	Any transaction that the Company is or may be considered which had not been publicly disclosed.

Employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated.

You should consider all information, from whatever source, to be confidential until it has been made available to the general public for a reasonable period of time. Employees should not discuss confidential information with anyone outside the Company.

Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Legal Department.

An employee‘s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

Safeguarding Confidential Information

Care must be taken to safeguard confidential information. Accordingly, the following measures should be adhered to:

•	The Company’s employees should conduct their business and social activities so as not to risk inadvertent disclosure of confidential information. For example, when not in use, confidential information should be secretly stored. Also, review of confidential documents or discussion of confidential subjects in public places (e.g., airplanes, trains, taxis, etc.) should be conducted so as to prevent overhearing or other access by unauthorized persons.

•	Within the Company’s offices, confidential matters should not be discussed within hearing range of visitors or others not working on such matters.

•	Confidential matters should not be discussed with other employees not working on such matters or with friends or relatives including those living in the same household as a Company employee.

13. EXTERNAL COMMUNICATIONS

The Company places high value on responsible communication strategies as it is watched by the world at large – competitors, customers, investors, media, public, regulators and other stakeholders. Every information which is shared, planned or otherwise, about the activities of Vedanta Limited influences the Company’s overall image. Managing the communication which reaches the public, especially the financial and investing community as well as the media, is therefore important. The Company wants to be seen to communicate the right messages at the right times in an integrated, consistent and positive manner.

Accuracy of Company Records

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning.

Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

As a public company we are subject to various securities laws, regulations and reporting obligations. All Company’s business transactions must be fully and fairly recorded in accordance with the Company’s accounting principles and other appropriate requirements. Improper or fraudulent documentation or reporting is contrary to the requirements and the Company’s philosophy and Code.

Both applicable law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations.

In addition, applicable law requires the Company to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls.

Employees are prohibited from (1) falsifying records or accounts subject to the above requirements and (2) making any materially false, misleading, or incomplete statement to an accountant in connection with an audit or any public filing with the relevant stock exchanges.

These provisions are intended to discourage officers, directors, and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

All Company records must be complete, accurate and reliable in all material respects.

Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited.

You are responsible for understanding and complying with our record keeping policy. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

Please ask your supervisor if you have any questions.

Communicating with Media:

As per the Company’s Code of Conduct only Business Units PR Heads are authorised to interact with media organizations, oversee drafting, coordination of media releases and statements, coordination of interviews, media kits and background material.

The Communications Policy stipulates that all matters relating to external communication and media are under the direction of the Group Communications Council and identifies authorized spokespersons that may interact with the media. No employees, other than authorized spokespersons, may respond to the media.

To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Head – Group Communications.

The Group Communications, Investor Relations, Secretarial & Legal Department will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

Selective Disclosure

The Company prohibits any employee privy to confidential information from communicating such information to anyone else, unless it is necessary to do so in the course of business. If you are in doubt about the extent of information that you can communicate, please consult your supervisor or the head of your operating unit.

Efforts are to be made to limit access to such confidential information to only those who need to know the information and such persons should be advised to keep the information confidential.

If an employee should become aware of any matter which may be Material Information which may not already be known to the Company, he/she should bring it to the attention of his manager so that if necessary the Council can be made aware of it.

Any employee who is privy to Material Information must be considered to be an Employee Insider and therefore subject to the Company’s Insider Trading Prohibition Policy.

Outside parties including our consultants, advisors and suppliers should be made to enter into confidentiality agreements.

They should obtain prior written permission before disclosing any information related to the Company or individual subsidiaries. Such outsiders may not trade in our Securities until the information is publicly disclosed.

Prevention of Selective Disclosure

Preventing selective disclosure is necessary to comply with applicable laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it.

‘Selective disclosure’ occurs when any person provides potentially market-moving information to selected persons before the news is available to the investing public generally.

Selective disclosure is a crime under United States law and the penalties for violating the law are severe.

The following guidelines have been established to avoid improper selective disclosure.

Every officer, director and employee is required to follow these procedures:

•	All contact by the Company with investment analysts, the press and/or members of the media shall be made through the Managing Director and CEO, Chief Financial Officer or persons designated by them (collectively, the “Media Contacts”).

•	Other than the Media Contacts, no officer, director or employee shall provide any information regarding the Company or its business to any investment analyst or member of the press or media.

•	All inquiries from third parties, such as industry analysts or members of the media, about the Company or its business should be directed to the Managing Director and CEO, Chief Financial Officer or other appropriate person designated by them. All presentations to the investment community regarding the Company will be made under the direction of a Media Contact.

•	Other than the Media Contacts, any officer, director or employee who is asked a question regarding the Company or its business by a member of the press or media shall respond with —“No comment” and forward the inquiry to a Media Contact.

These procedures do not apply to the routine process of making previously released information regarding the Company available upon inquiries made by investors, investment analysts and members of the media.

Any inquiry by governmental or regulatory authorities, including the relevant stock exchanges, could substantially damage the Company’s reputation.

Please contact the Secretarial / Legal Department if you have any questions about the scope or application of the Company’s policies regarding selective disclosure.

14. CORPORATE SOCIAL RESPONSIBILITY

We have an obligation to the communities in which we operate to help in whatever way we can to improve the quality of life for all. The Company is committed to voluntary and affirmative action to support the economically weaker sections and the Communities where we operate.

15. WAIVERS OF THE CODE

Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors and will be disclosed to the public as required by applicable law or stock exchange regulation.

Conclusion

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Secretarial / Legal Department or submit your questions to the Company at the email address “sgl.whistleblower@vedanta.co.in.”

We expect all Company employees, to adhere to these standards.

This Code shall be our “code of ethics” within the meaning of Clause 49 of the listing Agreement of the Indian stock exchanges, as well as Section 406 of the Sarbanes- Oxley Act of 2002 and the rules promulgated thereunder.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy.

We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

Annnexure-1

Duties of Independent Director

The independent directors shall—

1)	undertake appropriate induction and regularly update and refresh their skills, knowledge and familiarity with the company;

2)	seek appropriate clarification or amplification of information and, where necessary, take and follow appropriate professional advice and opinion of outside experts at the expense of the company;

3)	strive to attend all meetings of the Board of Directors and of the Board committees of which he is a member;

4)	participate constructively and actively in the committees of the Board in which they are chairpersons or members;

5)	strive to attend the general meetings of the company;

6)	where they have concerns about the running of the company or a proposed action, ensure that these are addressed by the Board and, to the extent that they are not resolved, insist that their concerns are recorded in the minutes of the Board meeting;

7)	keep themselves well informed about the company and the external environment in which it operates;

8)	not to unfairly obstruct the functioning of an otherwise proper Board or committee of the Board;

9)	pay sufficient attention and ensure that adequate deliberations are held before approving related party transactions and assure themselves that the same are in the interest of the company;

10)	ascertain and ensure that the company has an adequate and functional vigil mechanism and to ensure that the interests of a person who uses such mechanism are not prejudicially affected on account of such use;

11)	report concerns about unethical behaviour, actual or suspected fraud or violation of the company’s code of conduct or ethics policy;

12)	acting within his authority, assist in protecting the legitimate interests of the company, shareholders and its employees;

13)	not disclose confidential information, including commercial secrets, technologies, advertising and sales promotion plans, unpublished price sensitive information, unless such disclosure is expressly approved by the Board or required by law.

Antitrust Guidance Notes

Contents

Introduction			4

Overview of Antitrust laws			4

1	Anti-Competitive Agreements		5

1.1	Relationship with Competitors		5

	1.1.1	Price fixing	5

	1.1.2	Division of territories/Market Sharing & Allocation of customers	5

	1.1.3	Group boycott	6

	1.1.4	Limitation of production	6

	1.1.5	Cartelization and Bid rigging	6

	1.1.6	Joint purchasing	6

	1.1.7	Joint commercialisation	7

	1.1.8	Exchange of information	7

	1.1.9	Site visits at Competitors business	7

	Guidance Note: Do’s and Don’ts’ with Competitors		7

1.2	Relations with suppliers & distributors		8

	1.2.1	Tie-in agreement	8

	1.2.2	Exclusive supply agreement	8

	1.2.3	Exclusive distribution agreement	8

	1.2.4	Resale price agreements	8

	1.2.5	One-sided agreements	8

	Guidance Note: Do’s and Don’ts’ with suppliers & distributors		8

1.3	Behaviour at trade associations’ meeting		9

	Guidance Note: Do’s and Don’ts’ at trade associations’ meeting		9

1.4	Benchmarking		10

	Guidance Note: Do’s and Don’ts’ on Benchmarking		11

2	Abuse of Dominance		11

2.1	Definition of relevant market under Antitrust Laws		11

2.2	Examples of Abusive conduct		12

	2.2.1	Excessive pricing	12

	2.2.2	Loyalty rebates	12

	2.2.3	Predatory Pricing	12

	2.2.4	Discrimination in prices or other trading conditions	12

	2.2.5	Refusal to supply	13

	Guidance Note: Do’s and Don’ts’ on Abuse of Dominance		13

3.	Language used in internal document and outside communication		13

3.1	Red flag words/phrases		13

4.	Regulatory Approvals by Antitrust Authorities in case of M & A		14

4.1	Non-compete clauses		14

	Guidance Note: Do’s and Don’ts’ on M& A activities		14

5.	Compliance Monitoring Mechanism		15

5.1	Reporting Channels		15

5.2	Reporting to the Compliance Hotline		15

Introduction:

Antitrust Guidance Notes (Guidance Notes) contains the guidance on the Vedanta Group’s (the Group) commitment for antitrust law compliance. The purpose of these Guidance Notes is to set out the Group’s commitment for compliance with antitrust law and to provide basic guidance to all the Group’s employees, wherever located, with regard to antitrust law and to assist them in complying with it. As the Group is operating in a highly competitive environment where respective antitrust laws play an increasingly important role, the Group, hereby would like to emphasize its objective of integrity and compliance towards antitrust laws. The Group is committed to the preservation of vigorous, healthy and fair competition and to complying with relevant antitrust legislation.

Antitrust laws guard against anti-competitive agreements and the abuse of dominant power. Non-compliance with applicable national antitrust laws can have unfavourable consequences for the financial condition, reputation and viability of the group.

The Group’s employees and business partners (e.g. suppliers, consultants, advisers or any other form of service providers) should feel personally responsible for the strict application of the Guidance Notes throughout the Group at all times and in all countries where the Group operates, especially with the nature and seriousness of the risks likely to result from any infringement to antitrust legislation.

Companies that infringe antitrust law can face significant fines. For instance, the European Commission and Competition Commission of India can impose fines of up to 10% of the consolidated total turnover of the Group. Companies may be sued for damages by those who can demonstrate that they have sustained losses as a result of anti-competitive practices. Any contractual provision which infringes antitrust laws is generally void and cannot be enforced in the courts. Moreover, the entire contract could also be invalidated in certain circumstances and jurisdictions. Apart from monetary risk, infringement of antitrust laws is more and more perceived by the stakeholders as unethical behaviour, which can seriously impact the image and reputation of the group, and also affect its ability to convince that it observes highest standards of corporate governance. The antitrust authorities have in recent times also held directors, senior management and other officials of companies liable for violating antitrust laws when they found that employees have connived with the company to commit anti-competitive activities.

Considering the high risk involved in non-compliance and high standards of commitment for antitrust compliance as stated in the Guidance Notes of the Group, compliance with antitrust laws by the Group implies compliance by all employees with highest standard. However the Guidance Note is specifically targeted at those employees who are or may become involved with antitrust law in the course of their professional duty. It is compulsory for all employees to read and understand the Guidance Notes carefully and ensure to comply fully with antitrust laws. The Guidance Notes are aimed at raising all employees’ level of awareness of antitrust rules, but cannot answer all questions. That is why it is suggested to seek advice from the respective Compliance Officer (Compliance Officer) of the Group’ company (Company), every time in need of any further information.

Overview of Antitrust laws

Despite a lack of uniformity, especially when it comes to procedural aspects, there is a growing trend towards harmonization of antitrust legislation in all countries where the market economy and free competition have been adopted as the best model for economic development.

Antitrust law generally is based on three underlying concepts:

•	the prohibition of anticompetitive agreements and concerted practices;

•	the prohibition of abuse of a dominant position or of substantial market power; and

•	the assessment of acquisitions and joint ventures to prevent the creation of dominant positions or the reduction of competition

These Guidance Notes provides comprehensive guidance on above-mentioned concepts, however, these are not exhaustive and situations which are not covered herein under may also arise. Therefore, any doubt should immediately be directed to the respective Compliance Officer of the Company.

1. Anti-Competitive Agreements

For antitrust law purposes, the term “agreement” has a very wide meaning and includes all kinds of collusive arrangements and understandings between two (or more) competitors, written and/or unwritten. Antitrust law prohibits agreements or concerted practices between market players that have as their object or effect to restrict competition. The prohibition of “restrictive agreements” must be interpreted widely. The concept of “agreement” in antitrust law includes formal as well as informal agreements, written and oral agreements, explicit or implicit deals or understandings. The actual form of the agreement is irrelevant, as soon as there is a “meeting of the minds”, an agreement exists.

A concerted practice is a form of coordination between market players which, without having reached the stage where an agreement has been concluded, knowingly substitute practical cooperation between them for the risks of competition. Especially exchanges of confidential information between competitors are often found to qualify as a concerted practice.

As soon as an agreement has the object of restricting competition, antitrust law applies. The agreement does not need to be implemented first in order to be prohibited. If an agreement was reached, and the parties would individually decide not to implement the agreement, they could still be fined for their agreement. The opposite also applies. If the parties’ intent were not at all aimed at restricting competition, but the agreement would have a restrictive effect of competition, the agreement would equally be prohibited and the companies might be punished.

Any contact between competitors may give rise to concern from an antitrust law perspective. Antitrust authorities will always be suspicious about the real intentions for competitors to meet. As a result, all employees should be careful when meeting competitors, also on informal occasions, and wonder whether the purposes for meeting are allowed from an antitrust law perspective. If there is any doubt about this issue, employee should contact to the respective Compliance Officer of the Company.

1.1 Relationship with Competitors

Any agreement to maintain prices, restrict supply to raise prices, allocate market amongst industry players (whether oral or written) formal or informal is anti-competitive and all employees must refrain from conniving in any such activities. A brief introduction is given to all these types of agreements for general understanding, any doubt/query regarding these practices must be shared with concerned Compliance Officer of the Company.

1.1.1 Price fixing

In all antitrust law regimes, it is illegal for competitors to agree, whether directly or indirectly (for example through distributors), the price level at which their products will be sold to third parties. Agreements or understandings that affect prices indirectly, such as on rebates or discounts, pricing methods, costs and terms of payment, are also considered illegal under antitrust law.

1.1.2 Division of territories/market sharing & allocation of customers

It is illegal under antitrust law for competitors to allocate territories to each other and/or to agree not to compete in such territories. Market sharing or market division agreements may be either to share markets geographically or in respect of consumers or particular categories of consumers or types of goods or services in any other way. Competitors are not allowed to agree to divide customers between them in the markets in which they compete, or where they could be expected to compete.

1.1.3 Group boycott

It is illegal for competitors to agree to boycott a particular customer or supplier or class of customers or suppliers. “Boycott” here means any concerted action or agreement between two or more competitors not to sell to or buy from a particular customer or supplier, or class thereof. This type of decision can be also taken by a trade association (Trade Association) while adopting an anti-competitive decision against any particular or class of member or non-member.

Although the Company is free in general to decide not to do business with a supplier, customer or competitor, these decisions carry antitrust risks when they are made jointly by two or more companies. Employees should avoid the following types of agreements, which may be viewed as illegal boycotts:

•	An agreement among competitors not to do business with particular suppliers or customers.

•	An agreement among certain competitors not to collaborate or do business with other competitors.

•	An agreement to the request of two or more customers, or two or more suppliers, not to do business with competitors of the companies making the request.

A boycott can be based on an absolute refusal to do business with the targeted companies, or on a willingness to do business with them only on certain conditions. Some agreements of this type can be legal, but employees should not enter or discuss any of these agreements without first consulting the Compliance Officer of the Company.

1.1.4 Limitation of production

Agreements that limit or control production, supply, markets, technical development investment or provision of services are also considered to be anticompetitive. It is illegal for competing companies to agree to stop production, or to limit this to a certain level, rather than allowing normal competitive forces to determine their independent production decisions.

1.1.5 Cartelization & Bid rigging

Cartels are agreements among competitors to fix prices, restrict output, and allocate markets, rig bids and so on. All cartels are illegal, whether the agreement is written or oral, expressly made or implied. Cartels are the most serious form of antitrust violation. Participation in a cartel can lead to severe penalties, including imprisonment of the employees involved.

Agreements or understandings between competitors regarding prices or terms and conditions to be submitted in response to a bid request are generally prohibited. This includes agreeing not to bid. Generally, there are two common forms of bid-rigging, one in which firms agree to submit common bids and the other where bids are submitted in such a way that each firm wins an agreed number or value of contacts.

1.1.6 Joint purchasing

Joint purchasing agreements between individual competitors may restrict competition and therefore be prohibited when they limit the parties’ freedom and/or prevent other suppliers from supplying them to a substantial extent. Moreover, collective purchasing agreements may lead to a substantial purchasing power, which may be interpreted as a collective dominant position of the joint buyers

1.1.7 Joint commercialisation

Agreements between competitors to jointly sell, distribute or promote their products may raise antitrust law concerns where such agreements limit the individual participants in their freedom to determine their own commercial policy and to advertise individually.

1.1.8 Exchange of information

In general it is illegal for competing companies to exchange information which may influence the independent determination of their individual commercial policy, such as information regarding sales quantities, prices, cost structure, discounts and other trading conditions, or information relating to their individual customers and/or suppliers.

1.1.9 Site visits at competitors business

Site visits by or to competitors run the risk of violating antitrust laws. They should be kept to a minimum and limited to health, safety, environmental and similar operational initiatives and should not result in disclosing or obtaining commercially sensitive information. If competitor personnel discuss commercially sensitive information or ask questions about commercially sensitive information, bring the conversation to an end and report the incident to Compliance Officer of the Company.

Guidance Note: Do’s and Don’ts’ with Competitors

Always

•	Avoid contact with competitors unless having a legitimate reason for it

•	Maintain the record of purposes of any meetings with competitors.

•	Avoid any discussion regarding confidential information or business secrets with competitors

•	If a competitor starts discussing any of the items listed under “Do Not” below, always mention that you cannot discuss such matters, terminate the conversation, keep an accurate file note of this and of what was said, and inform Legal and compliance team of your company.

•	Remember that a competitor is not a legitimate source of competitive intelligence.

•	Maintain Vedanta’s independence of judgement in pricing, marketing and selling of any product. Avoid any action which could imply any coordination with competitors

Never

•	Discuss or agree to price fixing, timing of pricing changes, distribution practices, terms of sales or other terms and conditions on which your company does business

•	Discuss or agree to restrictions concerning markets (by location or customer) or marketing schedules

•	Discuss or agree on joint action designed to fix or manipulate the evolution of market shares artificially

•	Discuss or fix quotas on output or sales (limitation of or agreement on capacities for example)

•	Discuss or agree to the boycotting of any customers, competitors or suppliers

•	Discuss or agree to limit or control any investment or technical development

•	Receive from a customer, detailed information about a competitor’s offer/bid unless the structure of the bidding process and information is open and accessible to all participants

•	Ask a competitor to indicate its sales/purchase or policies or technology processes

•	Directly or indirectly disclose to or exchange any commercially sensitive information with competitors, unless the same has been specifically approved by Compliance Officer.

•	Use a trade publication or a journalist as an indirect means of passing commercially sensitive information to competitors.

•	Allow access to, seek access from or discuss confidential or other unpublished business information (such as prices; surcharges; costs of production or distribution; profitability; strategy, business and marketing plans; product development plans; information on customers).

1.2 Relations with suppliers & distributors

Unlike agreements with competitors, many agreements with customers/suppliers are necessary and entirely appropriate in the course of day-to-day business. Vertical agreements are agreements between persons at different levels of the production chain such as an agreement between a manufacturer and a distributor. Any agreement amongst enterprises or persons at different stages or levels of the production chain in different markets, in respect of production, supply, distribution, storage, sale or price of, or trade in goods or provision of services, including tie-in arrangement, exclusive supply agreement, exclusive distribution agreement, refusal to deal, resale price maintenance, may be an agreement in contravention of antitrust law if such agreement causes or is likely to cause an appreciable adverse effect on competition in a relevant market.

1.2.1 Tie-in agreement

Tie-in agreements have been defined as including any agreement requiring a purchaser of goods (called tying product), as a condition of such purchase, to purchase some other goods (called tied product). Generally, employee should not enter into commercial relations conditional upon the acceptance of unrelated additional services, without proper economic justification.

1.2.2 Exclusive supply agreement

Any agreement restricting in any manner, the purchase from acquiring or otherwise dealing in any good other than those of the seller or any other person may raise antitrust concerns. Exclusive supply dealing agreements may be anti-competitive if they block or create barriers to entry by not permitting other manufacturers to enter the market.

1.2.3 Exclusive distribution agreement

Any agreement or limit, restrict or otherwise withhold the output or supply of any goods or allocate any area or market for the disposal or sale of goods may create antitrust law issue fall within the category of exclusive distribution agreements. Normally, unsolicited/passive sales by exclusive distributor out of their assigned territory should not be prohibited.

1.2.4 Resale price agreements

Resale price of maintenance„ includes an agreement to sell goods on condition that the prices to be charged on the resale by the purchaser shall be the prices stipulated by the seller unless it is clearly stated that prices lower than those prices may be charged. The use of threats, intimidation, warnings, monitoring penalties, delay or suspension of deliveries as a means of fixing the resale price should not adopted.

1.2.5 One-sided agreements

Agreements entered by the Company where it has superior bargaining power and is able to dictate terms that are overwhelmingly one-sided are considered to be as anti-competitive.

Guidance Note: Do’s and Don’ts’ with suppliers & customers

Always

•	Consider recommending a resale price (it should be unilaterally suggested with no effect of a fixed or minimum price as a result of pressure or incentives).

•	Justify the objective purpose of choosing exclusive distribution as your sales method.

•	Sell two products together as a package, only if the customer can also get them separately.

Never

•	Fix the resale price/ profit margin of a product with your distributor.

•	Prevent your distributor from reselling your product in a given territory.

•	Prohibit unsolicited/passive sales by exclusive distributors out of their assigned territory.

•	Execute exclusive agreements (to buy, sell or limit the territory) of a long duration (to be determined based on local legislation and subject to circumstantial analysis) when you have a relatively large market share.

•	Make entering into commercial relations conditional upon the acceptance of unrelated additional services, without justification.

•	Directly or indirectly attempt to obtain information about competitors, from your customers or suppliers.

•	Obtain competitors’ information on their current or future price, profit margins or costs, bids, market share, distribution practices, terms of sales, specific customers or vendors.

•	Act in a manner that unfairly favours or benefits one customer over another.

•	Do not receive from a supplier detailed information about its offer to a competitor of the Company.

•	Require from your customers to purchase one (less desirable) product in order to obtain another (more desirable) product.

•	Use one-sided clause in the agreements

1.3 Behavior at trade associations’ meetings

Various companies under the Group are members of many trade associations. These associations can be effective in gathering and disseminating appropriate information as well as in representing the industry to the public, government officials and agencies.

It is perfectly legitimate for employees to participate in trade associations, such activities are not allowed to go beyond such legitimate purpose and notably should not be used as a forum for illegal collusion between competitors, for example by facilitating price fixing, market and customer allocation arrangements.

Any decisions of associations of companies which have the object or effect to restrict competition are equally prohibited. Antitrust authorities are normally suspicious about such “official” meetings with competitors. In order to deal with those suspicions, Trade Association should have a competition compliance policy which it strictly adheres to.

Guidance Note: Do’s and Don’ts’ at trade associations’ meeting

Always

•	Stay SOLID if discussions stray into risk areas:

•	State – that you cannot discuss such matters

•	Object – and if meeting is formal, ask for your objection to be minuted

•	Leave meeting if discussion continues and if meeting is formal, ask for your departure to be minuted

•	Inform the law department of the discussion

•	Document the meeting, discussions and your response

•	Prior approval should be taken before joining any trade association and before accepting any decision making position in such organization.

•	An agenda should be circulated well in advance of any meeting and that agenda should not have any anti-competitive issues to be discussed and that agenda is strictly complied with.

•	Minutes should be recorded and distributed.

•	Keep distance from any decision (to be) taken by the trade association which may violate antitrust laws. If it continues, leave the meeting (do not accept any documentation) and make sure that your action is recorded

•	Same principles should be applied in discussions outside the formal trade association meeting (e.g., during lunches or dinners).

•	Carefully share non-commercially sensitive information about a customer or supplier, such as its credit rating or health & safety record. However, Vedanta must unilaterally decide whether to deal with such a customer/supplier;

•	Attend only meetings of legitimate trade and professional associations held for proper business or professional purposes.

Never

•	Participate in trade association gatherings where there is exchange of Commercially Sensitive Information.

•	Issue advice to the members on any Commercially Sensitive Issues, such as price, technology and cost factors.

•	Follow any decision taken by a trade association which may infringe on antitrust laws

•	Agree, or even discuss, with a competitor to submit a “complementary bid” (i.e., a bid that does not fulfil requirements of a tender);

•	Agree to restrict or increase production, including levels of production, manufacturing processes and/or supply of services;

•	Share technological solutions for specific projects / purchasing/sales strategy, including whether to purchase/sell products or systems from a particular supplier/to a particular customer, or at which conditions;

•	Agree to impose a collective boycott of a supplier or customer or a competitor without a legitimate reason.

“Commercially Sensitive Information” is information that can influence a commercial decision or strategy of the Group or its competitor, and includes information about past, current or future:

•	Pricing elements (e.g., discounts, calculation methods), planned price changes;

•	Sales/purchase revenue, volumes , territories, order position, customer lists, agreements, terms of sale;

•	Offers, bids planned /made (technical specifications and Terms & Conditions);

•	Cost structures (R&D, production & distribution), profit margins, capacity utilization, output;

•	R&D plans & their results.

“Information is not commercially sensitive” if:

•	It does not relate to parameters of competition;

•	It is in the public domain;

•	It is historic (information older than 1 year – use your discretion); or

•	It is sufficiently aggregated to lose its sensitivity.

1.4 Benchmarking:

Obtaining information about competition may also have anti-competitive effects; it may enable the companies to better understand where they can improve follow prices and other business practices.

Guidance Note: Do’s and Don’ts’ on Benchmarking

Always

•	Obtain information from public sources or from independent third parties

•	Normally try to obtain historical data only (i.e. data which is at least 12 months old)

•	Conduct a benchmarking exercise with ‘sister’ companies/divisions/units

•	Conduct benchmarking exercise which is unilateral, i.e., where the Company itself or with help of an independent consultant—without receiving any information from industry parties—compares its performance to that of other industry players using Competitive Intelligence;

•	Conduct benchmarking exercise with companies which are not competitors of Vedanta entities;

•	Conduct benchmarking exercise with competitors only if it relates to data which is not commercially sensitive, for e.g., human resource management, staffing, etc.

•	Have a legitimate detailed benchmarking work plan

•	Benchmarking exercises involving competitors must be approved by the compliance officer and be conducted according to a written benchmarking plan drafted specifically.

•	Benchmarking exercises must be limited to technical aspects of the business, unless approved by the Compliance Officer.

Never

•	Try to obtain information directly from competitor

•	Conduct internal benchmarking if it is not based on public information without checking with Legal and Compliance team of your company.

•	Conduct benchmarking without involving an independent organisation, if possible

•	Make any direct contact with competitors during or in relation to an internal benchmarking exercise

•	Discuss the results of an internal benchmarking exercise with other participants or competitors.

2 Abuse of Dominance:

A company has a dominant position if it enjoys a position of economic strength (and market power) which enables it to prevent effective competition and to behave independently of its competitors, customers, and consumers to an appreciable extent. The position starts to be assessed taking into account the company’s market share. Very large market shares, maintained stable for a long time can be considered as evidence for the existence of a dominant position. In practice, a company is unlikely to be individually dominant if its market share is below a certain percentage.

However, the criterion for dominance is qualitative rather than quantitative. It is not strictly concerned with a specific market share in relevant market. However, dominance is presumed by most antitrust authorities where a market share of 50% or more exists on a given relevant market. It is important to keep in mind that, being dominant is not at all problematic under antitrust law; only the abuse of a dominant position on a given relevant market is prohibited.

2.1 Relevant market under antitrust law:

A relevant market definition under antitrust law has a product/services and geographical dimension. The relevant product/service market is understood as a market comprising “all those products and/or services which are regarded as interchangeable or substitutable by the consumer, by reason of the products’ characteristics, their prices and their intended use”.

The relevant geographic market is defined as comprising “the area in which the undertakings concerned are involved in the supply and demand of products or services, in which the conditions of competition are sufficiently homogeneous and which can be distinguished from neighbouring areas because the conditions of competition are appreciably different in those areas”.

The main purpose of market definition is to identify in a systematic way the competitive constraints that the companies involved face.

2.2 Examples of Abuse of Dominance behaviour

Most of the abusive practices relate to pricing policy of a dominant company.

A dominant’s company’s pricing may neither be excessive, predatory nor discriminatory. Rebates and discounts also can constitute an issue where a dominant position is reinforced by a particular scheme. Other types of behaviour can also constitute an abuse, for instance tying or bundling (packaged selling of unconnected products) and under specific circumstances, a refusal to supply may also be abusive.

2.2.1 Excessive pricing

A dominant firm can abuse its position by charging excessive/unfair prices under antitrust law, when it’s pricing policy has no reasonable relation to the economic value of the product and this can be determined by a twofold test: (i) the price-cost margin is excessive and (ii) the price imposed is either unfair in itself or when compared to competing products.

2.2.2 Loyalty rebates

A dominant firm should engage in reduction schemes which enhance loyalty. Discounts may be granted, but they should always be based on efficiency gains and linked to identifiable cost savings such as on volume. In particular, fidelity rebates, i.e. rebates conditional on the customer purchasing all or a large portion of its requirements from the supplier over a certain period are unlawful. These rebates restrict the customer from switching to alternative suppliers and as a result, are able to foreclose competing suppliers from the opportunity to make sales to those customers bound.

Target rebates, i.e. rebates that are conditional upon the distributor reaching certain targets, are in most instances unlawful for dominant firms. The same applies for discount schemes making reference to market share targets or market share minima. Non-written, non-transparent or subjective rebate schemes may be unlawful under antitrust law.

2.2.3 Predatory Pricing

Predatory pricing refers to a practice of a dominant firm of driving rivals out of business by selling at a price below the cost of production. It is a commercial strategy by which a dominant firm first lowers its price to a level which will ultimately force its rivals out of the market. When the latter have been successfully expelled, the company can raise the prices again and reap the rewards.

2.2.4 Discrimination in prices or other trading conditions

It is illegal for a company having a dominant position in the relevant market to enforce different prices or other trading conditions upon different customers in similar situations, or discriminatory licensing conditions, without objective justification.

Differentiation may be permissible if it is justified on objective grounds. For example, a lower price may be warranted where a distributor performs additional services not provided by other distributors or where larger volumes are purchased.

2.2.5 Refusal to supply

In general, there is no absolute obligation to supply, particularly where it concerns a potential customer with whom there has been no previous trading relationship. However, under antitrust law a dominant company is required to have some reasonable and fair commercial reason for cutting off or reducing supplies to an existing customer. Objective justifications might include real concerns about the customer’s creditworthiness or a shortage of the relevant product.

Guidance Note: Do’s and Don’ts’ on Abuse of Dominance

Always

•	Treat similar customers and distributors consistently and without any discrimination and any changes in this policy should have proper economic justification.

•	Ensure that refusal to supply is discussed in advance with the legal department and record the business reasons – justifiable reasons such as concerns about creditworthiness or shortage of product.

•	Provide quantity rebates, which reflect cost savings in economies of scale, and are available to all buyers and without any restriction on buyer’s choice of supplier.

Never

•	Grant discounts rebates or fidelity bonuses only after consulting with Business Owner/Compliance officer.

•	Pricing should not give a false impression of excessive or predation in market.

•	Unreasonably and without any commercial reason cut off or reduce supplies to an existing customer/supplier.

•	Agree to refuse to deal based on discussions or agreements with competitors.

•	Do not apply different discounts / rebates for different customers unless it is economically justifiable.

•	Grant loyalty rebates or discounts which have the effect of tying a customer to a supplier or any rebates which are based on the percentage of its requirements purchased by a customer.

3. Language used in internal document and outside

Even if a company is in full compliance with antitrust laws, its oral and written communications may still suggest otherwise. In reality, that perfectly legal behaviour can become suspect, simply because of a poor choice of words. Discussing the legality of certain behaviour in writing is inadvisable for the same reasons; while the author may be wrong in suggesting that certain behaviour may not be allowed, it nevertheless raises the attention of the antitrust authority. Be careful with the language you choose in your documents and outside commination. If your text could be misinterpreted, give more contexts and/or use clearer language. Consider how documents could be read by other employees, competitors and antitrust law authorities.

3.1 Red flag words/phrases

The following are examples of terms and phrases which should be avoided in any communication, correspondence or agreement relating to Vedanta group’s activities as they could create an unwarranted inference of anticompetitive behaviour or intent:

•	Dominant/dominate the market

•	Fix prices/control prices

•	Prevent imports

•	Reserve a market

•	Share the market/coordinate prices

•	Smash/crush the competition
•	A “right” margin

•	Control/stabilize the market

•	Divide/partition the market

•	Reasonable competition; no cowboys

•	Drive out of the market

•	Eradicate competition

•	Eliminate from the market

•	Destroy this document/delete this e-mail after reading

•	“Our” market
•	Boycott

4. Regulatory Approvals by Antitrust Authorities in case of M & A

Acquisitions of assets or equity from another company may violate the antitrust laws if the effect of the acquisition could impair competition. Parties to transactions that meet certain financial thresholds, regardless of the deal’s effect on competition, must give prior notice to respective antitrust authority.

To ensure the Company’s compliance with this notice requirement, employees must consult to the respective Compliance Officer of the Company, before reaching an agreement on a transaction that would result in the acquisition by the Company (or by any affiliate) of either assets, equity or a combination.

The failure to file a required notice with the antitrust agencies can have serious consequences. The parties can be:

•	Fined per day for each day that they proceed without filing.

•	Required to undo their transaction.

•	Forced to delay closing until they have made a filing and the specified waiting period has expired.

The company’s corporate transaction must also avoid “gun jumping” (that is, taking substantial steps to coordinate or integrate their activities before the required waiting period has expired). Standard contractual provisions that require a target to preserve its assets and operations until closing usually raise no issues. However, when the acquiring party exercises significant influence over the management of the target, or where the parties coordinate their business activities, the antitrust authority may conclude that the parties are enjoying the benefits of their transaction prematurely and seek to impose fines.

4.1 Non-compete clauses

Non-compete clauses are justified, if such provisions:

•	are for limited time periods, when the transfer of the business includes the transfer of customer loyalty in the form of both goodwill and know-how and up to two years, when only goodwill is transferred;

•	have a clearly prescribed limited geographic scope;

•	remain limited to products forming the economic activity of the business transferred; and

•	do not extend to a prohibition of holding shares purely for financial investment purposes—the investments can be limited, where the shareholding, directly or indirectly, leads to any management functions or any material influence in the competing company.

Guidance Note: Do’s and Don’ts’ on M&A

Always

•	Submit Merger filings before the regulatory antitrust authorities (where required)

•	Consult Business Owner/Compliance officer before finalizing any M& A activities.

•	Do proper antitrust due diligence before starting M& A activities.

•	Operate as separate entities and continue to compete until the transaction is complete.

•	Do mention any reasons why pre-merger coordination between merging entities is necessary.

•	The Company may make unilateral decisions regarding the future of the merged entity and internally do what is necessary to carry out those decisions.

•	The Company and its merging entity can jointly plan for the consolidation.

•	Share balance sheets, income statements, and tax returns, current and projected sales revenues, lists of current products, manufacturing operations,

•	Share general information regarding existing joint ventures or similar relationships with third parties (giving due consideration to confidentiality obligations).

Never

•	Complete an M&A transaction without doing approaching the concerned antitrust authorities for their clearance.

•	Discuss commercially sensitive information n/ related to any other entity besides the entities involved in the merger transaction.

•	Establish joint product development teams or co-mingle personnel until the merger is complete unless a strong justification for the same is available.

•	Dictate to the merging entity the prices and terms of trade to be offered by it to its customers, or what customers it may not approach.

•	Limit the merging entity’s participation in trade shows and other business development opportunities.

•	Agree upon prices, sales terms, customers, and sales territories prior to closing of the merger.

5. Compliance Monitoring Mechanism

It is the obligation of every employee to strictly comply with the applicable antitrust laws. In order to ensure and monitor compliance, following monitoring mechanism has adopted.

5.1 Reporting Channels

To fulfil the Group’s commitment to comply with antitrust law, all employees have an obligation to report any of the following:

•	A violation of the law.

•	Conduct that might be a violation of the law.

•	Questionable conduct that might indicate a violation.

A report may be made to any of the following:

•	An employee’s supervisor, unless the employee suspects that the supervisor has participated in or condoned the violation.

•	A member of the Law Department.

•	The Compliance Hotline.

5.2 Reporting to the Compliance Hotline

The Compliance Hotline is a 24-hour service that any employee can contact to report any violation or potential violation of the law. Employees can also use the Compliance Hotline to seek any guidance on legal and ethical compliance. The Compliance Hotline can be contacted through one of the following channels:

Telephone (India) +91-22 -66461000

Email: sgl.whistleblower@vedanta.co.in

Your reports to the Compliance Hotline will be confidential, if you so request.